EX 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Atmel Corporation:

We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 33-39925, 33-93662, 333-15823, 333-71881, 333-88203, 333-107899, 333-151167, 333-171262, 333-177902, 333-187209 and 333-189388) of Atmel Corporation of our report dated February 28, 2014, with respect to the consolidated balance sheet of Atmel Corporation as of December 31, 2013 and 2012, and the related consolidated statements of operations, comprehensive income (loss), stockholders' equity, and cash flows for the years then ended, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2013, which report appears in the December 31, 2013 annual report on Form 10-K of Atmel Corporation.

/s/ KPMG LLP
Santa Clara, California
February 28, 2014